                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  ------------


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 or 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported)          March 22, 2001

                        VOICESTREAM WIRELESS CORPORATION
--------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)

          Delaware                  000-29667            91-1983600
--------------------------------------------------------------------------------
(State or Other Jurisdiction       (Commission          (IRS Employer
      of Incorporation)            File Number)       Identification No.)



   12920 SE 38th Street, Bellevue, Washington              98006
--------------------------------------------------------------------------------
    (Address of Principal Executive Offices)             (Zip Code)


Registrant's telephone number, including area code       (425) 378-4000



--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

Item 7. Financial Statements and Exhibits

Powertel, Inc. has filed its Annual Report on Form 10-K for the year ended December 31, 2000. Because the Registrant is a party to an agreement with Powertel, we are filing Powertel's financial statements as of and for the years ended December 31, 2000, 1999 and 1998, for informational purposes.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Powertel, Inc.:

        We have audited the accompanying consolidated balance sheets of Powertel, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, changes in stockholders' (deficit) equity, and cash flows for each of the three years ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Powertel, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.


/s/ Arthur Andersen LLP
ARTHUR ANDERSEN LLP


Atlanta, Georgia
January 31, 2001

                         POWERTEL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                                                           AT DECEMBER 31,
                                                                                                  -------------------------------
                                                                                                     2000                1999
                                                                                                  -----------         -----------
                                                                                                       (DOLLARS IN THOUSANDS)
                                     ASSETS

CURRENT ASSETS:
   Cash and cash equivalents .............................................................        $   168,563         $   371,396
   Restricted cash for payment of interest (Note 2) ......................................                 --              16,223
   Accounts receivable, net of allowance for doubtful accounts of
     $5,368 and $6,544 in 2000 and 1999, respectively ....................................             63,175              38,088
   Inventories (Note 2) ..................................................................             35,362              21,250
   Prepaid expenses and other ............................................................             26,188              17,790
                                                                                                  -----------         -----------
                                                                                                      293,288             464,747
                                                                                                  -----------         -----------

PROPERTY AND EQUIPMENT, AT COST (Note 2):
   Land ..................................................................................                986                 932
   Buildings and towers ..................................................................            271,500             241,617
   Equipment .............................................................................            539,483             433,264
   Furniture and fixtures ................................................................             12,630              11,259
   Assets under construction .............................................................             56,008              34,841
                                                                                                  -----------         -----------
                                                                                                      880,607             721,913
     Less:  accumulated depreciation .....................................................           (253,321)           (160,803)
                                                                                                  -----------         -----------
                                                                                                      627,286             561,110
                                                                                                  -----------         -----------

OTHER ASSETS (Note 2):
   Licenses, net of accumulated amortization of $37,154 and $26,950 at
     December 31, 2000 and 1999, respectively ............................................            389,004             400,587
   Deferred charges, investments and other, net of accumulated amortization
     of $10,663 and $8,206 at December 31, 2000 and 1999, respectively ...................             49,432              20,408
                                                                                                  -----------         -----------
                                                                                                      438,436             420,995
                                                                                                  -----------         -----------

       Total assets ......................................................................        $ 1,359,010         $ 1,446,852
                                                                                                  ===========         ===========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
   Accounts payable - trade ..............................................................        $    45,476         $    26,261
   Current portion of long-term obligations (Note 6) .....................................             33,023              12,946
   Accrued construction costs ............................................................             30,151              18,479
   Accrued other .........................................................................             27,859              20,612
   Unearned revenue ......................................................................             22,887              13,114
   Accrued taxes other than income .......................................................              7,302              12,601
   Accrued interest ......................................................................              2,782               2,781
                                                                                                  -----------         -----------
                                                                                                      169,480             106,794
                                                                                                  -----------         -----------

LONG-TERM OBLIGATIONS (Note 6):
   12% Senior Discount Notes due February 2006 ...........................................            349,539             310,076
   12% Senior Discount Notes due May 2006 ................................................            346,415             308,308
   11.125% Senior Notes due June 2007 ....................................................            300,000             300,000
   Long-term portion of Credit Facility ..................................................            219,107             252,107
   Deferred gain on sale-leaseback (Note 5) ..............................................             74,499              83,331
   Other .................................................................................              8,777               3,874
                                                                                                  -----------         -----------
                                                                                                    1,298,337           1,257,696
                                                                                                  -----------         -----------

COMMITMENTS AND CONTINGENCIES (Note 10)

CUMULATIVE CONVERTIBLE, REDEEMABLE PREFERRED STOCK .......................................            152,219             152,219
                                                                                                  -----------         -----------

STOCKHOLDERS' DEFICIT:
   Preferred Stock (Note 7) ..............................................................                  3                   3
   Common Stock: $.01 par value; 100,000,000 shares authorized,
     31,525,638 and 29,933,269 issued and outstanding in 2000
     and 1999, respectively ..............................................................                315                 299
   Paid-in capital .......................................................................            525,100             494,936
   Accumulated deficit ...................................................................           (785,161)           (563,190)
   Deferred compensation .................................................................               (703)             (1,410)
   Treasury stock, at cost - 56,438 and 55,352 shares at December 31, 2000
     and 1999, respectively ..............................................................               (580)               (495)
                                                                                                  -----------         -----------
                                                                                                     (261,026)            (69,857)
                                                                                                  -----------         -----------

       Total liabilities and stockholders' deficit .......................................        $ 1,359,010         $ 1,446,852
                                                                                                  ===========         ===========

           The accompanying notes to consolidated financial statements are an integral part of these statements.

                         POWERTEL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                             YEARS ENDED DECEMBER 31,
                                                                               --------------------------------------------------
                                                                                  2000                1999                1998
                                                                               ----------          ----------          ----------
                                                                            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

REVENUES AND SALES (Note 2):
   Postpaid revenues .................................................         $  246,513          $  183,145          $  137,286
   Prepaid revenues ..................................................            164,833              55,752               2,579
   Roaming revenues ..................................................             13,815               8,799              10,244
   Other revenues ....................................................             13,063               7,854               5,695
                                                                               ----------          ----------          ----------
     Total service revenues ..........................................            438,224             255,550             155,804
   Equipment sales ...................................................             25,956              29,360              23,161
                                                                               ----------          ----------          ----------
       Total revenues and sales ......................................            464,180             284,910             178,965
                                                                               ----------          ----------          ----------

OPERATING EXPENSES:
   Cost of services ..................................................            103,593              60,682              46,306
   Cost of equipment sales ...........................................            108,301              73,526              79,144
   Operations ........................................................             70,803              64,269              56,522
   Selling and marketing .............................................            127,390              99,012              63,936
   General and administrative ........................................             47,562              44,184              37,639
   Depreciation ......................................................             92,518              78,968              57,938
   Amortization ......................................................             10,204              10,212               9,716
                                                                               ----------          ----------          ----------
       Total operating expenses ......................................            560,371             430,853             351,201
                                                                               ----------          ----------          ----------

OPERATING LOSS .......................................................            (96,191)           (145,943)           (172,236)
                                                                               ----------          ----------          ----------
OTHER EXPENSE (INCOME):
   Interest expense, net .............................................            117,191             108,183              93,656
   Gain on sale of assets ............................................                 --            (129,172)                 --
   Miscellaneous income ..............................................             (1,161)               (288)                (62)
                                                                               ----------          ----------          ----------
       Total other expense (income) ..................................            116,030             (21,277)             93,594
                                                                               ----------          ----------          ----------
LOSS BEFORE INCOME TAXES .............................................           (212,221)           (124,666)           (265,830)
INCOME TAX PROVISION .................................................                 --                  --                  --
                                                                               ----------          ----------          ----------
NET LOSS .............................................................           (212,221)           (124,666)           (265,830)
DIVIDENDS ON CUMULATIVE CONVERTIBLE, REDEEMABLE PREFERRED STOCK ......             (9,750)             (9,750)             (5,010)
                                                                               ----------          ----------          ----------

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS .........................         $ (221,971)         $ (134,416)         $ (270,840)
                                                                               ==========          ==========          ==========


PER SHARE DATA (Note 2):
   BASIC AND DILUTED LOSS PER COMMON SHARE ...........................         $    (7.26)         $    (4.75)         $   (10.02)
                                                                               ==========          ==========          ==========
   WEIGHTED AVERAGE COMMON AND COMMON
     EQUIVALENT SHARES OUTSTANDING ...................................             30,575              28,270              27,019
                                                                               ==========          ==========          ==========


       The accompanying notes to consolidated financial statements are an integral part of these statements.

                         POWERTEL, INC. AND SUBSIDIARIES
      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIT) EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                                                                         TOTAL
                                                     CONVERTIBLE                                                     STOCKHOLDERS'
                                             COMMON   PREFERRED   PAID-IN      ACCUMULATED     DEFERRED    TREASURY    (DEFICIT)
                                             STOCK      STOCK     CAPITAL        DEFICIT     COMPENSATION   STOCK       EQUITY
                                             ------  ----------- ----------    -----------   ------------  --------  -------------
                                                                          (DOLLARS IN THOUSANDS)

BALANCE, DECEMBER 31, 1997 .............     $ 270      $  4     $  477,109     $ (157,934)    $ (1,288)    $ (345)    $  317,816
Stock options exercised ................         1        --            195             --           --         --            196
6.5% stock dividend on cumulative
   convertible, redeemable
   preferred stock (Note 7) ............         2        --          2,571             --           --         --          2,573
Amortization of deferred
   compensation ........................        --        --             --             --          586         --            586
Net loss attributable to common
   stockholders ........................        --        --             --       (270,840)          --         --       (270,840)
                                             -----      ----     ----------     ----------     --------     ------      ---------
BALANCE, DECEMBER 31, 1998 .............       273         4        479,875       (428,774)        (702)      (345)        50,331
Stock options and warrants exercised ...         3        --          3,971             --           --         --          3,974
Issuance of restricted common
   stock (Note 8) ......................        --        --          1,362             --       (1,362)        --             --
Conversion of Series C Convertible
   Preferred Stock (Note 7) ............        18        (1)           (17)            --           --         --             --
6.5% stock dividend on cumulative
   convertible, redeemable preferred
   stock (Note 7) ......................         5        --          9,745             --           --         --          9,750
Purchase of treasury shares ............        --        --             --             --           --       (150)          (150)
Amortization of deferred
   compensation ........................        --        --             --             --          654         --            654
Net loss attributable to common
   stockholders ........................        --        --             --       (134,416)          --         --       (134,416)
                                             -----      ----     ----------     ----------     --------     ------      ---------
BALANCE, DECEMBER 31, 1999 .............       299         3        494,936       (563,190)      (1,410)      (495)       (69,857)
Stock options and warrants exercised ...        15        --         20,415             --           --         --         20,430
6.5% stock dividend on cumulative
   convertible redeemable preferred
   stock (Note 7) ......................         1        --          9,749             --           --         --          9,750
Purchase of treasury shares ............        --        --             --             --           --        (85)           (85)
Amortization of deferred
    compensation .......................        --        --             --             --          707         --            707
Net loss attributable to common
   stockholders ........................        --        --             --       (221,971)          --         --       (221,971)
                                             -----      ----     ----------     ----------     --------     ------      ---------
BALANCE, DECEMBER 31, 2000 .............     $ 315      $  3     $  525,100     $ (785,161) $   (703) $       (580)     $(261,026)
                                             =====      ====     ==========     ==========     ========     ======      =========


                The accompanying notes to consolidated financial
              statements are an integral part of these statements.

                         POWERTEL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                            YEARS ENDED DECEMBER 31,
                                                                               --------------------------------------------------
                                                                                  2000                1999                1998
                                                                               ----------          ----------          ----------
                                                                                             (DOLLARS IN THOUSANDS)

CASH FLOWS USED IN OPERATING ACTIVITIES:
   Net loss ..........................................................         $ (212,221)         $ (124,666)         $ (265,830)
     Adjustments to reconcile net loss to net cash used in
       operating activities:
     Depreciation and amortization ...................................            102,722              89,180              67,654
     Bond accretion ..................................................             77,570              68,922              59,204
     Other, net ......................................................             (5,668)             (1,878)              3,041
     Gain on sale of subsidiary, net .................................                 --             (79,312)                 --
     Realized gain on sale-leaseback, net ............................                 --             (49,860)                 --
     Changes in assets and liabilities:
       (Increase) decrease in accounts receivable ....................            (25,087)            (13,004)              5,823
       Increase in inventories .......................................            (14,112)               (879)            (16,708)
       Increase in prepaid expenses and other assets .................            (13,324)             (7,163)             (3,159)
       Increase (decrease) in accounts payable, accrued expenses
         and other liabilities .......................................             35,863              12,520             (15,843)
                                                                               ----------          ----------          ----------
           Net cash used in operating activities .....................            (54,257)           (106,140)           (165,818)
                                                                               ----------          ----------          ----------

CASH FLOWS (USED IN) PROVIDED FROM INVESTING ACTIVITIES:
   Capital expenditures ..............................................           (158,694)           (130,816)           (207,292)
   Investment in Eliska ..............................................            (26,555)                 --                  --
   Liquidation of short-term investments .............................             16,223              31,495              29,367
   Increase (decrease) in accrued construction costs .................             11,672                 672              (5,285)
   Microwave relocation ..............................................              1,379              (2,801)               (862)
   Proceeds from sale-leaseback ......................................                 --             274,617                  --
   Proceeds from sale of subsidiary ..................................                 --              89,339                  --
                                                                               ----------          ----------          ----------
           Net cash (used in) provided from investing activities .....           (155,975)            262,506            (184,072)
                                                                               ----------          ----------          ----------

CASH FLOWS PROVIDED FROM FINANCING ACTIVITIES:
   Proceeds from exercise of stock options and warrants ..............             20,430               3,824                 196
   (Repayments of) borrowings under Credit Facility ..................            (12,893)              6,468              78,571
   Proceeds from sale of cumulative convertible, redeemable preferred
     stock, net ......................................................                 --                  --             149,782
   Other, net ........................................................               (138)                (49)               (826)
                                                                               ----------          ----------          ----------
           Net cash provided from financing activities ...............              7,399              10,243             227,723
                                                                               ----------          ----------          ----------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS .................           (202,833)            166,609            (122,167)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR .......................            371,396             204,787             326,954
                                                                               ----------          ----------          ----------

CASH AND CASH EQUIVALENTS AT END OF YEAR .............................         $  168,563          $  371,396          $  204,787
                                                                               ==========          ==========          ==========

SUPPLEMENTAL CASH FLOW INFORMATION:
   Cash paid for interest, net of amounts capitalized ................         $   57,367          $   55,675          $   52,913
   Net book value of assets sold under sale-leaseback ................                 --             136,437                  --
   Net book value of assets sold in subsidiary disposition ...........                 --              10,027                  --
   Noncash investing and financing activities:
     Dividends on cumulative convertible, redeemable preferred stock
       paid in stock .................................................              9,750               9,750               2,573
     Total capitalized interest ......................................                 --                  --               1,900

       The accompanying notes to consolidated financial statements are an integral part of these statements.

                         POWERTEL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998


1.       ORGANIZATION AND NATURE OF BUSINESS

         Powertel, Inc. (the "Company") was incorporated in Delaware in April 1991 under the name Intercel, Inc. In June 1997, the Company changed its name to Powertel, Inc. The Company currently provides digital wireless personal communication services ("PCS") in the southeastern United States using the Global System for Mobile Communications ("GSM") technology. Prior to April 30, 1999, the Company also provided cellular telephone services in contiguous portions of eastern Alabama and western Georgia under the name "Intercel" (Note
5).

         On August 26, 2000, the Company entered into separate definitive merger agreements with each of Deutsche Telekom AG ("Deutsche Telekom") and VoiceStream Wireless Corporation ("VoiceStream"). Previously, on July 23, 2000, Deutsche Telekom and VoiceStream entered into an agreement that provides for the merger of their two companies. If the merger between Deutsche Telekom and VoiceStream closes, then the Company will merge with a subsidiary of Deutsche Telekom in accordance with the terms of the Company's merger agreement with Deutsche Telekom, and the Company's merger agreement with VoiceStream will terminate. However, if the merger agreement between Deutsche Telekom and VoiceStream is terminated, then the Company's merger agreement with Deutsche Telekom will also terminate, and the Company will merge with a subsidiary of VoiceStream in accordance with the terms of the Company's merger agreement with VoiceStream (Note 3).

         The Company holds PCS licenses encompassing a territory of approximately 246,000 contiguous square miles with a population of approximately 25 million people, including the Major Trading Areas ("MTAs") of Atlanta, Georgia; Jacksonville, Florida; Memphis, Tennessee/Jackson, Mississippi; and Birmingham, Alabama and 13 Basic Trading Areas ("BTAs") in Kentucky and Tennessee. It holds 30 MHz of spectrum licensed for PCS in each of the MTA markets and 20 MHz of spectrum licensed for PCS in all of the BTA markets except for the Knoxville, Tennessee BTA, where the Company holds a license for 10 MHz of spectrum. The Company first introduced its PCS services in October 1996 in Jacksonville, Florida and Montgomery, Alabama and has launched its PCS services in a total of 34 markets in the Southeast. Effective February 1, 2001, the Company also offers its PCS services through a joint venture, Eliska Wireless Ventures I, Inc. ("Eliska Ventures"), in six BTAs serving the Gulf Coast of Alabama, Florida and Mississippi (Note 4).

         While there are numerous wireless telephone systems operating in the United States and other countries, the wireless telecommunications industry has only limited operating history. Achieving profitable PCS operations requires the Company to successfully compete with other wireless providers in all of its markets. In addition, successful PCS operations require the development of products that are at least as commercially effective as the Company's wireless competitors. Any failure to anticipate and respond to changes in technology and subscriber desires could have an adverse effect on the Company's PCS business.

         Since inception, the Company has incurred operating losses while developing its PCS system and building its PCS subscriber base. The Company continues to require significant amounts of capital to fund the operation and expansion of its business in future periods. However, due to the pending mergers and other factors, management is unable to predict the exact amount of expenditures that the Company will need to make in the future. If management determines that the Company needs to raise additional capital, the Company may attempt to raise this capital through public debt or equity financings or private placements, vendor financings or other means. However, both the Deutsche Telekom/Powertel merger agreement and the VoiceStream/Powertel merger agreement contain covenants that limit the Company's ability to raise capital prior to the completion of the applicable merger without the consent of Deutsche Telekom or VoiceStream, respectively. If additional financing is needed but not available, management will have to alter its current operating plans.

2.       SUMMARY OF ACCOUNTING POLICIES

     Principles of Consolidation

         The consolidated financial statements are prepared on the accrual basis of accounting and include the accounts of the Company and all majority-owned subsidiaries. All significant intercompany balances have been eliminated.

     Use of Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Source of Supplies

         The Company relies on local telephone companies and other companies to provide certain telecommunications services. Although management feels alternative telecommunications facilities could be found in a timely manner, any disruption of these services could adversely affect operating results.

         The Company currently obtains its inventory and equipment, which are important components of its operations, primarily from four sources. Some of the Company's suppliers have limited resources and production capacity. If the suppliers are unable to meet the Company's needs as it expands its network infrastructure and sells services and equipment, then delays and increased costs in the expansion of the Company's network infrastructure or losses of potential subscribers could result, which would adversely affect operating results.

     Presentation

         Certain prior year amounts have been reclassified to conform to the current year presentation.

     Cash and Cash Equivalents

         Cash and cash equivalents include cash on hand, demand deposits, and short-term investments with original maturities of three months or less.

     Restricted Cash for Payment of Interest

         Restricted cash consists of certain U.S. government securities with varying maturities which were purchased and pledged, for the benefit of the holders of the 11.125% Senior Notes due June 2007, to provide for the payment of the first six scheduled interest payments on such Notes (Note 6).

     Credit Risk

         The Company's accounts receivable subject the Company to credit risk. The Company extends credit to certain of its subscribers based upon an evaluation of the subscriber's financial condition and credit history and generally does not require collateral. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of subscribers' accounts receivable. The Company bills certain services to subscribers in advance and has the ability to terminate access on delinquent accounts. Additionally, a majority of the Company's subscribers utilize prepaid service. Management believes these factors, as well as the large and geographically diverse number of subscribers comprising the subscriber base, mitigate the risk of loss and the concentration of credit risk.

         The carrying amount of the Company's receivables approximates their fair value.

     Inventories

         The Company maintains inventories for resale of wireless handsets and accessory parts (i.e., antennae, batteries, cable, etc.). Inventories are valued at the lower of average cost (which approximates first-in, first-out) or market and are recorded net of a reserve for obsolescence of $1.3 million and $1.5 million at December 31, 2000 and 1999, respectively.

     Property and Equipment

         Property and equipment are recorded at cost, including certain engineering costs. The Company records depreciation using the straight-line method over the estimated useful lives of the assets, which are 10 to 15 years for towers, buildings and improvements and 3 to 10 years for equipment, furniture and fixtures. The Company's policy is to remove the cost and accumulated depreciation of retirements from the accounts and recognize the related gain or loss upon the disposition of assets. Such gains and losses were not material for any period presented, except as described in Note 5.

     Assets Under Construction

         Expenditures to construct the Company's PCS system are recorded as assets under construction until the assets are placed in service. When the assets are placed in service, they are transferred to the appropriate property and equipment category and depreciated.

         The Company capitalized interest incurred on borrowings related to assets under construction during the initial buildout of the PCS system. Of the cumulative aggregate capitalized interest of $50.3 million, $9.9 was attributed to property, plant and equipment at December 31, 2000.

     Licenses

         Licenses consist of costs incurred to acquire PCS licenses, including capitalized interest of $40.4 million and certain microwave relocation costs. Licenses are stated at cost less accumulated amortization and are being amortized using the straight-line method over 40 years.

     Deferred Charges, Investments and Other

         Deferred charges consist primarily of financing costs related to the offerings of the Company's senior notes and senior discount notes (Note 6) and are being amortized over the 10-year lives of the related notes. Investments and other consist primarily of a loan to Eliska Ventures to fund its pre-closing deposit in connection with the formation of Eliska Ventures (Note 4).

     Impairment of Long-Lived Assets

         The Company periodically reviews the values assigned to long-lived assets, such as property and equipment, licenses, and deferred charges and other, to determine whether any impairments are other than temporary. Management reviews the undiscounted projected cash flows related to such assets and compares them to the carrying values of the assets to determine if any impairment has occurred. If an asset is deemed to be impaired, the Company records the difference between the projected cash flows on a discounted basis or the fair market value (whichever is more appropriate) and the carrying value as an asset impairment charge in the period incurred. There were no such impairments in the periods presented. Management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.

     Stock-Based Compensation Plans

         The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Effective in 1996, the Company adopted the disclosure option of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") (Note 8) for all options granted subsequent to January 1, 1995.

      Revenue Recognition

           The Company earns revenues by providing PCS service to both local subscribers and subscribers of other PCS carriers traveling ("roaming") through the Company's service area, as well as from sales of PCS equipment.

           Postpaid service revenues consist of base monthly service fees ("access"), airtime revenue and long-distance revenues ("toll revenues"). Generally, access fees are billed one month in advance, but recognized when earned, while airtime and toll revenues are recognized when service is provided.

           The Company introduced a prepaid PCS service alternative in September 1998. Prepaid PCS service revenues are collected in advance, but recognized as service is provided.

           Roaming revenues consist of the airtime and toll fees charged to the subscribers of other PCS carriers for use of the Company's PCS network while traveling in the Company's service area. Roaming revenues are recognized when service is rendered. In connection with the issuance of Emerging Issues Task Force 99-19, "Reporting Revenue Gross as a Principal and Net as Agent" ("EITF 99-19"), the Company reviewed its presentation for roaming charges incurred by its customers in other carriers' markets and determined that these revenues and related costs should be presented gross in the statement of operations as opposed to net as done previously. Accordingly, all roaming costs are presented gross for all periods presented.

           Other revenues consist of activation fees, optional enhanced service features and interconnection fees charged to local exchange carriers for connections to the PCS network and are recognized when earned. Effective January 1, 2000, the Company adopted the provisions of the SEC's Staff Accounting Bulletin number 101, "Revenue Recognition in Financial Statements," which require activation fees to be deferred and recognized over the expected lives of the subscribers. Additionally, costs equal to such revenues are also being deferred.

           Equipment sales are recognized upon delivery of the equipment to the subscriber.

      Advertising

           The Company expenses advertising as incurred.

      Interest Expense, Net

           Interest expense, net is comprised of the following (in millions):

                                                                YEARS ENDED DECEMBER 31,
                                                     -------------------------------------------
                                                        2000            1999            1998
                                                     ----------      -----------     -----------
      Interest income.............................   $    (21.4)     $     (18.9)    $     (19.5)
      Interest expense............................        138.6            127.1           115.1
      Capitalized interest........................           --               --            (1.9)
                                                     ----------      -----------     -----------
            Interest expense, net.................   $    117.2      $     108.2     $      93.7
                                                     ==========      ===========     ===========

      Loss Per Common Share

           Basic loss per share (EPS) was computed by dividing net loss available to common stockholders by the weighted average number of shares of common stock outstanding during the year. Diluted EPS is the same as basic EPS for all periods presented as all common stock equivalents would have an antidilutive effect.

      Recent Accounting Pronouncements

           In May 2000, the Emerging Issues Task Force issued EITF 00-14, "Accounting for Certain Sales Incentives" ("EITF 00-14"), which addresses the recognition, measurement and classification for certain sales incentives offered by a vendor without charge to customers in a single exchange transaction. The Company will adopt EITF 00-14 in April 2001. Had the Company adopted EITF 00-14 for the periods presented, prepaid revenue and cost of services for 2000 and 1999 would have been reduced by $18.4 million and $5.4 million, respectively.

           In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which is effective for fiscal years beginning after June 15, 1999. In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," which amends SFAS 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000 (that is, January 1, 2001 for companies with calendar-year fiscal years). SFAS 133 establishes accounting and reporting standards for derivative instruments and transactions involving hedge accounting. The Company does not anticipate that this statement will have a material impact on its financial statements.

3.         PROPOSED MERGERS

      Acquisition of the Company by Deutsche Telekom

           On August 26, 2000, the Company entered into a definitive merger agreement with Deutsche Telekom, as amended and restated on February 8, 2001 and from time to time (the "Deutsche Telekom/Powertel merger agreement"). If the proposed merger of the Company with a subsidiary of Deutsche Telekom, as contemplated by the Deutsche Telekom/Powertel merger agreement (the "Deutsche Telekom/Powertel merger"), is completed, the Company will become a wholly-owned subsidiary of Deutsche Telekom, and each share of its common stock will be converted into the right to receive 2.6353 Deutsche Telekom ordinary shares, subject to adjustment. Each share of the Company's Series A Convertible Preferred Stock and Series B Convertible Preferred Stock will be converted into the right to receive 121.9294 Deutsche Telekom ordinary shares, subject to adjustment. Each share of the Company's Series D Convertible Preferred Stock will be converted into the right to receive 93.0106 Deutsche Telekom ordinary shares, subject to adjustment. Each share of the Company's Series E 6.5% Cumulative Convertible Preferred Stock and Series F 6.5% Cumulative Convertible Preferred Stock will be converted into the right to receive, subject to adjustment: (i) 179.5979 Deutsche Telekom ordinary shares; plus (ii) 2.6353 Deutsche Telekom ordinary shares multiplied by the number of shares of the Company's common stock representing accrued or declared but unpaid dividends on such share of preferred stock.

           The Deutsche Telekom/Powertel merger agreement allows the Company to declare and pay a stock dividend of 0.0075 of a share of the Company's common stock for each share of the Company's common stock outstanding. The Company intends to pay this dividend on April 6, 2001 to common stockholders of record on March 23, 2001. As a result of this dividend, the exchange ratios of the Company's preferred stock and other convertible securities will adjust proportionately to reflect the payment of this dividend. This stock dividend and the adjustments to the conversion terms of the Company's convertible securities will have the effect of increasing by 0.75% the number of shares owned by the Company's stockholders, and, accordingly, the aggregate amount of Deutsche Telekom shares to be received by the Company's stockholders in the Deutsche Telekom/Powertel merger.

           On March 13, 2001 at a special meeting of the Company's stockholders, the Company's stockholders approved and adopted the Deutsche Telekom/Powertel merger agreement. The completion of the Deutsche Telekom/Powertel merger is subject to regulatory approvals and the satisfaction of several additional closing conditions, including the completion of the merger between Deutsche Telekom and VoiceStream. The Deutsche Telekom/Powertel merger agreement also provides that, regardless of the satisfaction of the closing conditions, the Deutsche Telekom/Powertel merger will not close prior to May 31, 2001.

      Acquisition of the Company by VoiceStream

           On August 26, 2000, the Company also entered into a definitive agreement and plan of reorganization with VoiceStream, as amended and restated as of February 8, 2001 and from time to time (the "VoiceStream/Powertel merger agreement"). If the proposed merger of the Company with a subsidiary of VoiceStream, as contemplated by the VoiceStream/Powertel merger agreement (the "VoiceStream/Powertel merger"), is completed, the Company will become a wholly-owned subsidiary of VoiceStream, and the Company's common stock will be converted into the right to receive a "conversion number" of shares of VoiceStream common stock determined as follows:

           - 0.75 if the VoiceStream Average Closing Price (as defined below) is $113.33 or below;

           - 0.65 if the VoiceStream Average Closing Price is $130.77 or above; and

           - if the VoiceStream Average Closing Price is greater than $113.33 and less than $130.77, the quotient determined by dividing $85.00 by the VoiceStream Average Closing Price.

The "VoiceStream Average Closing Price" means the volume weighted average closing price (based on the Nasdaq National Market System composite volume published by the Wall Street Journal) of the VoiceStream common stock as publicly reported for the Nasdaq as of 4:00 p.m. Eastern Time for ten trading days randomly selected by lot out of the last 20 trading days ending five trading days prior to the closing date of the VoiceStream/Powertel merger.

           The VoiceStream/Powertel merger agreement allows the Company and VoiceStream to pay a dividend of 0.0075 of a common share on outstanding shares of the Company's common stock and VoiceStream common stock, respectively. The Company and VoiceStream intend to pay this dividend on April 6, 2001 to their respective common stockholders of record on March 23, 2001. As a result of these common stock dividends, the conversion number and price ranges referenced above will be adjusted so that the issuance of these dividends will not affect the aggregate merger consideration to be received by the Company's stockholders in the VoiceStream/Powertel merger.

           On March 13, 2001 at special meetings of the Company's stockholders and VoiceStream's stockholders, the Company's stockholders and VoiceStream's stockholders approved and adopted the VoiceStream/Powertel merger agreement. The completion of the VoiceStream/Powertel merger is subject to regulatory approvals and the satisfaction of several additional closing conditions, including the termination of the merger agreement between Deutsche Telekom and VoiceStream. If the merger agreement between Deutsche Telekom and VoiceStream terminates, the VoiceStream/Powertel merger agreement would remain in effect, and the Company would proceed to close the VoiceStream/Powertel merger in accordance with the terms of the VoiceStream/Powertel merger agreement.

4.         FORMATION OF JOINT VENTURE

           On January 31, 2001, pursuant to a stock purchase agreement dated May 30, 2000 with EWV Holding Company, Inc. ("EWV Holding"), the parent of Eliska Ventures, the Company purchased 12,475 shares of the Series A Preferred Stock of EWV Holding for $125 million. In addition, Sonera Holding B.V. ("Sonera B.V."), a wholly-owned subsidiary of Sonera Corporation, invested $75 million, and Eliska Wireless Investors I, L.P. ("Eliska Investors") invested $50 million, in EWV Holding. In connection with the formation of EWV Holding and its subsidiaries and pursuant to a stock purchase agreement dated May 30, 2000, Sonera B.V. also purchased $125 million of the Company's common stock for $71.80 per share. As a result of these transactions, the Company has a 49.9% equity interest and a 24.95% voting interest in EWV Holding, Sonera B.V. has a 30.1% equity interest and a 15.05% voting interest, and Eliska Investors has a 20% equity interest and 60% voting interest.

           Concurrently, Eliska Ventures acquired substantially all of the assets, business and operations of, and certain related liabilities of, DigiPH Holding Company, Inc., DigiPH Communication, Inc., and DiGiPH PCS, Inc., including the assignment of the FCC licenses held by DiGiPH PCS (the "Asset Acquisition"), for approximately $375 million, subject to certain adjustments. DiGiPH PCS previously owned licenses to provide PCS services in eight BTAs comprising contiguous portions of the Gulf Coast of Alabama, Florida and Mississippi. In connection with the Asset Acquisition, the Company entered into a service agreement with Eliska Ventures for management, technical and consulting services. Pursuant to this agreement, the Company assists Eliska Ventures in marketing its services under the Powertel brand name, expanding distribution channels and increasing network coverage in the market areas covered by the FCC licenses acquired by Eliska Ventures. During the year ended December 31, 2000, a subsidiary of the Company loaned Eliska Ventures $26.6 million to fund its pre-closing deposit and certain other expenses in connection with the Asset Acquisition. Eliska Ventures paid this loan in full at the closing of the Asset Acquisition.

           In connection with the formation of EWV Holding, the Company entered into put agreements with both Sonera B.V. and Eliska Investors. According to the put agreement with Sonera B.V., between October 1, 2001 and June 30, 2002, Sonera B.V. may sell all of its interest in EWV Holding to the Company in exchange for 1,044,568 shares of the Company's common stock. At any time, the Company has a right of first offer on Sonera B.V.'s stock in EWV Holding in the event Sonera B.V. desires to sell such stock to a third party. According to the put agreement with Eliska Investors, between October 1, 2001 and October 30, 2001, Eliska Investors may sell its initial $1 million interest in EWV Holding to the Company in exchange for 13,928 shares of the Company's common stock or $1.5 million in cash. In such an event, the remaining ownership interest of Eliska Investors in EWV Holding would be cancelled, subject to the receipt of regulatory approvals. In addition, if Eliska Investors has fully satisfied its obligations under its promissory note to EWV Holding, between July 2, 2003 and July 31, 2003, Eliska Investors may exchange all of its interest in EWV Holding for the Company's common stock at the existing fair market value. At any time, the Company has a right of first refusal with respect to Eliska Investors' interest in EWV Holding in the event that Eliska Investors desires to sell its stock to a third party.

           The Company will include the results of Eliska Ventures in its consolidated financial statements subsequent to January 31, 2001. The following unaudited pro forma condensed consolidated statements of operations (in millions, except per share data) assume the Asset Acquisition occurred at the beginning of each period presented. In the opinion of management, all adjustments necessary to present fairly such unaudited pro forma condensed statements of operations have been made.

                                                            YEARS ENDED DECEMBER 31,
                                                      -----------------------------------
                                                        2000         1999         1998
                                                      --------     --------      --------
                                                     (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues and sales..................................  $  507.3     $  323.3      $  188.5
Net loss before dividends...........................    (229.4)      (145.1)       (285.3)
Basic and diluted loss per common share.............  $  (7.50)    $  (5.13)     $ (10.56)


5.         ASSET DISPOSITIONS

      Tower Assets Sale-Leaseback

           On June 2, 1999, pursuant to an Asset Purchase Agreement dated March 15, 1999, the Company sold to CCP Inc. ("Crown Castle"), a wholly-owned subsidiary of Crown Castle International Corp., 619 of its wireless transmission towers, related assets and certain liabilities for $261.5 million. On December 2, 1999, pursuant to an Asset Purchase Agreement dated September 27, 1999, the Company sold to Crown Castle an additional 31 towers for $13.1 million. In connection with these sales, the Company entered into master lease agreements with Crown Castle to lease space on the towers for a monthly rent of $1,800 per tower for an initial lease term of ten years, with three five-year renewal periods at the option of the Company. The transactions were recorded as a sale-leaseback. Accordingly, $88.3 million of the total gain on the sale of $138.2 million was deferred and will be amortized over the initial lease term of ten years as a reduction of cost of services. The unamortized portion of the deferred gain is recorded as a long-term obligation in the accompanying consolidated balance sheets.

           In connection with these transactions, the Company also entered into a build-to-suit construction contract with Crown Castle (Note 10).

      Cellular Operations

           On April 30, 1999, pursuant to an Asset Purchase Agreement dated January 5, 1999, the Company and certain of its wholly-owned subsidiaries sold to Public Service Cellular, Inc. ("PSC") substantially all of the assets and FCC Licenses of the Company relating to its cellular telephone operations in eastern Alabama and western Georgia for $89.3 million. The transaction constituted the sale of all of the Company's cellular telephone operations and resulted in a $79.3 million gain to the Company. At closing, PSC paid the Company $83.1 million in cash (including reimbursement for certain capital expenditures of $0.3 million) and paid $6.2 million into escrow. On November 1, 1999, substantially all of the $6.2 million was released from escrow to the Company.

           The following unaudited pro forma condensed consolidated statements of operations (in millions, except per share data) assume the sale occurred at the beginning of each period presented. In the opinion of management, all adjustments necessary to present fairly such unaudited pro forma condensed statements of operations have been made.

                                                                   YEARS ENDED DECEMBER 31,
                                                             -----------------------------------
                                                               1999                       1998
                                                             --------                   --------
                                                             (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues and sales.......................................    $   277.9                  $  159.4
Net loss (excluding gain on sale)........................       (207.6)                   (273.9)
Basic and diluted loss per common share..................    $   (7.68)                 $ (10.33)


6.         LONG-TERM OBLIGATIONS

           During 1997, the Company issued $300 million principal amount of 11.125% Senior Notes due June 2007 (the "June Notes"). The June Notes may be redeemed at any time on or after June 1, 2002, at the option of the Company, at 105.5626% of their principal amount, plus accrued interest, declining to 100% of their principal amount, plus accrued interest, on and after June 1, 2004. Interest on the June Notes is payable semiannually in cash on June 1 and December 1 of each year.

           The Company initially used $89.6 million of the proceeds from the June Notes to purchase and pledge, for the benefit of the holders of the June Notes, certain U.S. government securities to provide for the payment of the first six scheduled interest payments on the June Notes. This commitment to pay the first six scheduled interest payments from restricted cash was satisfied during the year ended December 31, 2000. At December 31, 2000, the Company had no restricted cash on the accompanying consolidated balance sheets (Note 2).

           During 1996, the Company issued $360 million principal amount at maturity of the Company's 12% Senior Discount Notes due May 2006 (the "May Notes") and $357 million aggregate principal amount at maturity of the Company's 12% Senior Discount Notes due February 2006 (the "February Notes", and with the June Notes and the May Notes, the "Notes"). The May Notes may be redeemed at any time on or after May 1, 2001, at the option of the Company, at 106% of their principal amount at maturity, plus accrued interest, declining to 100% of their principal amount at maturity, plus accrued interest, on and after May 1, 2003. The May Notes will fully accrete to face value on May 1, 2001, at which time they will bear interest, payable in cash, at a rate of 12% per annum on May 1 and November 1 of each year, commencing November 1, 2001.

           The February Notes may be redeemed at any time on or after February 1, 2001, at the option of the Company, at 106% of their principal amount at maturity, plus accrued interest, declining to 100% of their principal amount at maturity, plus accrued interest on and after February 1, 2003. The February Notes fully accreted to face value on February 1, 2001, and are now bearing interest, payable in cash, at a rate of 12% per annum on February 1 and August 1 of each year, commencing August 1, 2001.

           Unamortized original issue discount on the May Notes and February Notes is being amortized using effective interest rates of 12% and 12.35%, respectively. For the years ended December 31, 2000, 1999 and 1998, total accretion of the original issue discount was $77.6 million, $68.9 million and $61.1 million, respectively, of which $1.9 million was capitalized in 1998. These amounts were included in interest expense in the accompanying consolidated statements of operations.

           The Company maintains a $265 million credit facility (the "Credit Facility"), which funded the purchase of PCS network equipment and services for the initial buildout pursuant to the terms of the related Ericsson Equipment Purchase Agreement (Note 10). As of December 31, 1999, the Company had borrowed the maximum available under the Credit Facility. The aggregate amount of the advances made in each of the calendar years 1996 through 1999 will be repaid in twenty equal quarterly installments beginning during the first calendar quarter to occur three years after the end of the calendar year in which the advances were originally made, with the last installment in an amount necessary to repay in full the remaining outstanding balance. During March 2000, the Company began repaying the Credit Facility.

           The interest rate under the Credit Facility is based on the applicable Eurodollar Rate plus 3% (9.6875% at December 31, 2000) but can be converted to a fluctuating interest rate per annum based on the higher of Citibank N.A.'s base rate or .5% above the Federal Funds Rate, plus 1%, at the discretion of the lender. Interest on the unpaid principal amount of each advance is payable in arrears on the last day of each calendar quarter.

           The Credit Facility is secured by all the equipment purchased with the proceeds therefrom, subject to the terms of the Ericsson Equipment Purchase Agreement, as well as a pledge of the stock of the Company's subsidiaries that hold the PCS licenses.

           Scheduled maturities of long-term obligations are as follows (in millions):

                  2001         $    33.0
                  2002              53.0
                  2003              53.0
                  2004              53.0
                  2005              40.1
                  Thereafter     1,016.0
                               ---------
                    Total      $ 1,248.1
                               =========

         The indentures relating to the Notes (the "Indentures") and the Credit Facility contain certain restrictive covenants which significantly limit or prohibit, among other things, the ability of the Company to incur additional indebtedness, make prepayments of certain indebtedness, pay dividends, make investments, engage in transactions with stockholders and affiliates, issue capital stock, create liens, sell assets and engage in mergers and consolidations. The Credit Facility also requires the Company to maintain certain financial ratios. If the Company fails to comply with these restrictive covenants or maintain such ratios, the Company's obligation to repay all, or significant portions of, the Notes and the Credit Facility may be accelerated. The limitations in the Indentures are subject to certain qualifications and exceptions, which, in particular, allow the Company and its subsidiaries to incur additional indebtedness in certain circumstances.

           At December 31, 2000, the Company was in compliance with all covenants and financial ratios under the Indentures and the Credit Facility or had received appropriate waivers.


7.         PREFERRED STOCK

           The Preferred Stock reflected in the accompanying consolidated balance sheets is as follows:

                                                                                DECEMBER 31,
                                                                            ---------------------
                                                                              2000        1999
                                                                            ---------   ---------
                                                                               (IN THOUSANDS)
Preferred stock, $.01 par value, 1,000,000 shares authorized:
Series E Cumulative Convertible, Redeemable Preferred, 50,000 shares
  issued and outstanding at December 31, 2000 and 1999 ..................   $  76,109   $  76,109
Series F Cumulative Convertible, Redeemable Preferred, 50,000 shares
  issued and outstanding at December 31, 2000 and 1999 ..................      76,110      76,110
                                                                            ---------   ---------
       Total cumulative convertible, redeemable preferred stock .........   $ 152,219   $ 152,219
                                                                            =========   =========

Series A Convertible Preferred, 100,000 shares issued and
  outstanding in 2000 and 1999 ..........................................   $       1   $       1
Series B Convertible Preferred, 100,000 shares issued and
  outstanding in 2000 and 1999 ..........................................           1           1
Series D Convertible Preferred, 50,000 shares issued and
  outstanding in 2000 and 1999 ..........................................           1           1
                                                                            ---------   ---------
       Total preferred stock in stockholders' equity ....................   $       3   $       3
                                                                            =========   =========

           On September 22, 1999, The Huff Alternative Income Fund, L.P., which originally purchased 50,000 shares of Series C Convertible Preferred Stock (the "Series C Preferred") from the Company on June 5, 1997, converted all of the Series C Preferred shares into 1,764,706 shares of common stock.

           On September 15, 1999, Sonera Ltd. purchased 100,000 shares of non-voting Series A Convertible Preferred Stock (the "Series A Preferred") from Ericsson Inc., which originally purchased the Series A Preferred from the Company on June 29, 1996. The Series A Preferred is currently convertible, at the option of the holder, at a rate of 46.27 shares of common stock per share of preferred stock, subject to adjustment. The Series A Preferred is redeemable, at the option of the Company, in whole or in part, on a pro rata basis, at a redemption price of $750 per share plus declared and unpaid dividends, anytime subsequent to June 28, 2001. The Series A Preferred has a liquidation preference of $750 per share plus declared and unpaid dividends in the event of a liquidation, dissolution or winding up of the Company.

           During 1998, the Company issued 50,000 shares of non-voting Series E 6.5% Cumulative Convertible, Redeemable Preferred Stock (the "Series E Preferred") to SCANA Communications Holdings, Inc. ("SCANA Communications"), a wholly-owned subsidiary of SCANA Corporation, for $75 million. Concurrently, the Company also issued 50,000 shares of non-voting Series F 6.5% Cumulative Convertible, Redeemable Preferred Stock (the "Series F Preferred") to ITC Wireless, Inc., a wholly-owned subsidiary of ITC Holding Company, Inc., for $75 million. The Series E Preferred and Series F Preferred become convertible on June 22, 2003, at the option of the holder, at a rate of 68.15 shares of common stock per share of preferred stock, subject to adjustment. Each is redeemable at the option of the Company, in whole or in part, on a pro rata basis, at a redemption price of $1,500 per share plus accrued and unpaid dividends, anytime subsequent to June 22, 2003, but no later than June 1, 2010. Each has a liquidation preference over the common stock of $1,500 per share, subject to adjustment, plus accrued and unpaid dividends in the event of a liquidation, dissolution or winding up of the Company.

           Due to the mandatory redemption feature included in the Series E Preferred and Series F Preferred, the Series E Preferred and Series F Preferred have been classified in the mezzanine of the accompanying consolidated balance sheets at redemption value, net of issuance costs.

           The 6.5% annual dividend on each of the Series E Preferred and Series F Preferred is payable quarterly in common stock or, under certain circumstances, cash. The Company intends to pay such quarterly dividend in common stock for the foreseeable future.

           During 1997, the Company issued 50,000 shares of non-voting Series D Convertible Preferred Stock (the "Series D Preferred") to SCANA Communications for $22.5 million. The Series D Preferred becomes convertible on March 14, 2002, at the option of the holder, at a rate of 35.29 shares of common stock per share of preferred stock, subject to adjustment. The Series D Preferred is redeemable, at the option of the Company, in whole or in part, on a pro rata basis, at a redemption price of $450 per share plus declared and unpaid dividends, anytime subsequent to June 5, 2002. The Series D Preferred has a liquidation preference of $450 per share plus declared and unpaid dividends in the event of a liquidation, dissolution or winding up of the Company.

           During 1996, the Company issued 100,000 shares of non-voting Series B Convertible Preferred Stock (the "Series B Preferred") to SCANA Communications for $75 million. The Series B Preferred becomes convertible on March 14, 2002, at the option of the holder, at a rate of 46.27 shares of common stock per share of preferred stock, subject to adjustment. The Series B Preferred is redeemable, at the option of the Company, in whole or in part, on a pro rata basis, at a redemption price of $750 per share plus declared and unpaid dividends, anytime subsequent to June 28, 2001. The Series B Preferred has a liquidation preference of $750 per share plus declared and unpaid dividends in the event of a liquidation, dissolution or winding up of the Company.

           The Company's certificate of incorporation authorizes the Board of Directors to issue, from time to time and without further stockholder action, one or more series of preferred stock and to fix the relative rights and preferences of the shares, including voting powers, dividend rights, liquidation preferences, redemption rights, and conversion privileges.

8.         STOCK-BASED COMPENSATION PLANS

      Stock Options

           Under the Powertel, Inc. 2000 Stock Option Plan, as amended (the "Stock Plan"), 3.5 million shares of common stock are reserved for issuance upon exercise of options. At December 31, 2000, 61,960 shares were subject to options outstanding under the Stock Plan. All of the Company's employees, officers, directors, consultants and advisors are eligible to receive options, restricted stock awards, or other awards under the Stock Plan. Options granted under the Stock Plan can qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986 or can be non-qualified stock options. For employees, consultants and advisors, as applicable, management recommends to the Compensation/Stock Option Committee the number of options or awards to grant based on management's analysis of the individual's performance and level of responsibility. For nonemployee directors, the Stock Plan provides that options to purchase 10,000 shares of common stock (at an exercise price equal to the fair market value of the common stock on the date of grant) are granted automatically to nonemployee directors upon their initial election or appointment to the Board.

           Under the Company's 1991 Employee Stock Option Plan (the "1991 Option Plan"), 1,845,572 shares were subject to options outstanding on December 31, 2000. The Board of Directors has determined not to issue any additional options under the 1991 Option Plan, and the 1991 Option Plan expires in 2001. Options previously granted under the 1991 Option Plan are intended to qualify as incentive stock options.

           Under the Company's Nonemployee Stock Option Plan (the "Nonemployee Plan"), 79,100 shares were subject to options outstanding on December 31, 2000. The Board of Directors has determined not to issue any additional options under the Nonemployee Plan, and the Nonemployee Plan expires in 2001.

           Options granted under the Stock Plan, the 1991 Option Plan and Nonemployee Plan generally become exercisable as to 50% of the shares on the second anniversary of the date of grant, an additional 25% on the third anniversary and the remaining 25% on the fourth anniversary. No option may be exercised more than ten years after the date of grant. Options generally are exercisable at a price established by the Compensation/Stock Option Committee equal to at least 100% of the fair market value of the common stock on the date of grant, except that the exercise price with respect to options granted to an individual who owns more than 10% of the combined voting power of all classes of stock of the Company must be at least 110% of the fair market value of the common stock on the date of grant. The full exercise price for shares being purchased must be paid at the time of exercise in cash or, if permitted by the particular option agreement, in whole or in part by delivery of shares of common stock having a fair market value (on the delivery date) of not less than the exercise price.

           The Company accounts for its stock-based compensation related to the Stock Plan, the 1991 Option Plan and Nonemployee Plan under APB 25. Accordingly, no compensation expense has been recognized, as all options have been granted with an exercise price equal to the fair value of the Company's common stock on the date of grant. For SFAS 123 pro forma purposes, the fair value of each option grant has been estimated as of the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                           2000           1999            1998
                                                           ----           ----            ----
Risk-free interest rate............................        6.61%          5.31%           4.65%
Expected dividend yield............................          --             --              --
Expected lives.....................................         6.0 Yrs.       6.0 Yrs.        8.2 Yrs.
Expected volatility................................          57%            54%             50%

           Using these assumptions, the fair value of the stock options granted in 2000, 1999 and 1998 is $36.6 million, $9.7 million and $6.7 million, respectively, which would be amortized as compensation expense over the vesting period of the options. Had compensation cost been determined consistent with the provisions of SFAS 123, the Company's net loss and pro forma net loss per common share for 2000, 1999 and 1998 would have been as follows (in millions, except per share amounts):

                                           YEARS ENDED DECEMBER 31,
                                       -------------------------------
                                        2000        1999         1998
                                       -------     -------     -------
Net loss:
    As reported ...................    $(222.0)    $(134.4)    $(270.8)
    Pro forma .....................     (233.3)     (141.5)     (274.6)
Net loss per common share:
    As reported ...................    $ (7.26)    $ (4.75)    $(10.02)
    Pro forma .....................      (7.63)      (5.00)     (10.12)

           Because SFAS 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that expected in future years.

           Under the Company's 1995 Employee Restricted Stock Plan (the "Restricted Stock Plan"), 163,800 shares had been awarded through December 31, 2000. The Board of Directors has determined not to issue any additional awards under the Restricted Stock Plan. These restricted stock awards vest in three equal installments on the first, second and third anniversaries of the date of grant. The compensation associated with the restricted grants (i.e., the difference between the market price of the Company's common stock on the date of grant and the exercise price) is being amortized ratably over the three-year vesting period. Such compensation expense totaled $0.7 million, $0.7 million and $0.6 million for the years ended December 31, 2000, 1999 and 1998, respectively. Any unamortized deferred compensation is reflected as a reduction to stockholders' (deficit) equity in the accompanying consolidated balance sheets. The Restricted Stock Plan is administered by the Compensation/Stock Option Committee of the Board of Directors.

           A summary of the combined status of all stock option plans at December 31, 2000, 1999 and 1998 is presented in the following table:

                                                     NUMBER OF     WEIGHTED AVERAGE
                                                      SHARES       PRICE PER SHARE
                                                     ---------     ----------------
Outstanding at December 31, 1997                     2,370,278         $13.39
   Granted.....................................        541,192          17.71
   Forfeited...................................       (293,401)         16.80
   Exercised...................................        (28,119)         10.98
                                                     ---------
Outstanding at December 31, 1998                     2,589,950          13.93
   Granted.....................................        691,701          24.41
   Forfeited...................................       (189,341)         17.66
   Exercised...................................       (305,139)         13.24
                                                     ---------
Outstanding at December 31, 1999                     2,787,171          16.36
   Granted.....................................        639,483          94.09
   Forfeited...................................       (196,562)         50.20
   Exercised...................................     (1,243,460)         13.00
                                                     ---------
Outstanding at December 31, 2000...............      1,986,632          40.17
                                                     =========

           The following table summarizes the exercise price range, weighted average exercise price and weighted average remaining contractual life for the options outstanding as of December 31, 2000:

                                      WEIGHTED        WEIGHTED AVERAGE
 OPTIONS        EXERCISE PRICE        AVERAGE            REMAINING
OUTSTANDING         RANGE          EXERCISE PRICE     CONTRACTUAL LIFE
-----------     --------------     --------------     ----------------
    5,000       $    3.33-3.33         $  3.33           0.3 Years
   50,961            6.00-8.25            7.77           2.7 Years
  350,898           9.25-13.88           12.29           6.1 Years
  799,495          13.94-20.88           15.86           7.2 Years
  119,396          21.00-31.25           23.21           7.1 Years
   36,000          32.75-44.19           38.40           8.6 Years
   59,400          50.19-75.00           65.97           9.1 Years
  565,482         75.69-100.50           96.06           9.2 Years
---------       --------------     --------------     ----------------
1,986,632       $  3.33-100.50         $ 40.17           7.5 Years

           Total stock options exercisable at December 31, 2000 were 525,671 at a weighted average exercise price of $14.77.

      Stock Warrants

           As of December 31, 2000, the Company had outstanding approximately
1.0 million warrants to purchase its common stock. Each warrant entitles the holder to purchase 1.0705 shares of common stock at $16.95 per share (as adjusted for the June 1996 issuance of the Series A Preferred and Series B Preferred). The warrants may be exercised at any time prior to February 1, 2006.

9.         INCOME TAXES

           The reconciliation of the statutory federal income tax rate to the Company's effective income tax rate is as follows:

                                                            YEARS ENDED DECEMBER 31,
                                                        -------------------------------
                                                          2000        1999        1998
                                                        -------     -------     -------
Statutory federal income tax rate ...................       (35)%       (35)%       (35)%
Increase (decrease) in income tax rate
   resulting from:
      State income taxes, net of federal benefit ....        (6)         (6)         (6)
      Valuation allowance ...........................        41          41          41
                                                        -------     -------     -------
Effective income tax rate ...........................         0%          0%          0%
                                                        =======     =======     =======

           The significant components of the Company's net deferred tax asset are as follows (in millions):

                                                                     DECEMBER 31,
                                                          --------------------------------
                                                            2000        1999        1998
                                                          --------    --------    --------
Deferred Tax Assets:
   Net operating loss carryforwards ...................   $  220.9    $  140.0    $  136.5
   Start up costs capitalized .........................       11.9        17.2        19.7
   Bond accretion capitalized .........................      104.0        71.8        46.3
   Deferred gain ......................................       30.6        34.9          --
   Other ..............................................        9.1        10.5         8.4
                                                          --------    --------    --------
                                                             376.5       274.4       210.9
                                                          --------    --------    --------
Deferred Tax Liabilities:
   Depreciation .......................................      (46.2)      (34.0)      (25.6)
   Other ..............................................       (2.4)       (2.0)       (1.5)
                                                          --------    --------    --------
                                                             (48.6)      (36.0)      (27.1)
                                                          --------    --------    --------
Net deferred tax asset before valuation allowance .....      327.9       238.4       183.8
Valuation allowance ...................................     (327.9)     (237.1)     (182.5)
                                                          --------    --------    --------
Net deferred tax asset ................................        0.0         1.3         1.3
Less: current portion .................................        0.0         1.3         1.3
                                                          --------    --------    --------
Net deferred tax asset -- non-current portion .........   $     --    $     --    $     --
                                                          ========    ========    ========

           At December 31, 2000, the Company had available net operating loss carryforwards for regular tax purposes of approximately $524 million, which will expire at various dates between 2005 and 2020, and alternative minimum tax credit carryforwards of $0.2 million, which have no expiration. The utilization of a portion of these carryforwards is subject to limitations under the Internal Revenue Code of 1986. Since management is currently unable to determine whether it is more likely than not that some portion of the net deferred tax asset will be realized, a valuation allowance of $327.9 million has been provided in the accompanying consolidated financial statements. The valuation allowance increased $90.8 million and $54.6 million in 2000 and 1999, respectively.


10.        COMMITMENTS AND CONTINGENCIES

      Leases

           Lease expense relates to the lease of office and warehouse space, land for cell sites, cell sites, dedicated lines and trunk access facilities, computer equipment, and billboards and includes leases with affiliates (Note
11). Rents charged to expense were approximately $34.7 million, $29.1 million, and $20.6 million for the years ended December 31, 2000, 1999 and 1998, respectively.

           At December 31, 2000, future minimum lease payments under noncancelable operating leases with initial remaining terms of more than one year are as follows (in millions):

                     2001                  $   34.6
                     2002                      30.3
                     2003                      24.6
                     2004                      17.5
                     2005                      13.1
                     Thereafter                27.0
                                           --------
                                           $  147.1
                                           ========

      Construction Contract

           On September 27, 1999, the Company entered into a build-to-suit construction contract (Note 5) with Crown Castle that granted Crown Castle a right of first refusal to build, acquire and lease back to the Company at $1,800 per month up to 40 tower sites to be constructed prior to December 31, 2000. As of December 31, 2000, the Company had leased 18 towers under this contract.

      Equipment Purchase Commitments

           In 1996, the Company entered into a five-year equipment purchase agreement and related vendor financing agreement (Note 6) with Ericsson Inc. for the purchase of certain network equipment and services required for the initial buildout and operation of the Company's PCS system. Under the terms of the agreement and subsequent amendments, the Company committed to purchase certain PCS network equipment and services for specific markets and utilize Ericsson as the exclusive provider of certain PCS network equipment until December 31, 2001 for all of its markets. The Company's grant of exclusivity is conditioned upon Ericsson's ability to provide sufficient quantities of PCS network equipment to meet the Company's needs in the PCS markets, provide commercial service for each PCS market by pre-defined dates, and continue to provide "state of the art" equipment. The Company's cumulative total purchases under the agreement were approximately $407 million at December 31, 2000.

      Litigation

           The Company is subject to litigation related to matters arising in the normal course of business. As of December 31, 2000 management is not aware of any asserted or pending material litigation or claims against the Company that would have a material impact.

11.        TRANSACTIONS WITH AFFILIATES

           The Company leases certain telephone lines and administrative facilities and purchases local, long-distance and other telecommunication services through its former parent, ITC Holding Company, Inc., and certain of its other subsidiaries and related parties. The total expense recorded by the Company for these services was approximately $19.7 million, $10.7 million and $10.1 million for the years ended December 31, 2000, 1999 and 1998, respectively.

           The Company purchases certain equipment, inventory and services related to the buildout and operation of its PCS business from preferred stockholders and certain of their subsidiaries. The Company's total purchases for equipment, inventory and services from these related parties were $0.1 million, $75.5 million, and $138.3 million for the years ended December 31, 2000, 1999 and 1998, respectively.


12.        BUSINESS SEGMENT DATA

           Effective with the year ended December 31, 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which requires the Company to report financial and descriptive information about its reportable operating segments. SFAS 131 requires the reporting of a measure of segment profit or loss, certain specific revenue and expense items and segment assets, as well as a reconciliation of total segment revenues, total segment profit or loss, total segment assets and other amounts disclosed for segments to corresponding amounts in the Company's general purpose financial statements.

           The Company classifies its operations into two business segments: PCS and cellular. Certain corporate administrative expenses have been allocated to the segments based upon the nature of the expense. Intersegment revenues are not material. Summarized financial information by business segment is as follows (in millions):

                                                                  YEARS ENDED DECEMBER 31,
                                 ----------------------------------------------------------------------------------------------
                                              2000                             1999                            1998
                                 -------------------------------   -----------------------------   -----------------------------
                                                                             CELLULAR
                                    PCS       CELLULAR   TOTALS     PCS(A)      (B)      TOTALS      PCS      CELLULAR   TOTALS
                                 -----------  --------  --------   --------  ---------  --------   --------   --------  --------
Revenues and sales ............    $  464.2    $    --  $  464.2   $  277.9   $    7.0  $  284.9   $  159.4   $   19.6  $  179.0
Depreciation and amortization..       102.7         --     102.7       88.7        0.5      89.2       65.8        1.9      67.7
Operating (loss) income .......       (96.2)        --     (96.2)    (149.5)       3.6    (145.9)    (180.3)       8.1    (172.2)
Interest expense, net .........       117.2         --     117.2      108.2         --     108.2       93.7         --      93.7
Net (loss) income .............      (212.2)        --    (212.2)    (207.6)      82.9    (124.7)    (273.9)       8.1    (265.8)
Total assets ..................     1,359.0         --   1,359.0    1,446.9         --   1,446.9    1,368.0       15.0   1,383.0
Capital expenditures ..........       158.7         --     158.7      130.5         .3     130.8      205.0        2.3     207.3

--------
(a) Includes realized gain on sale of tower assets of $49.9 million.

(b) Includes gain on sale of subsidiary of $79.3 million.

13.        QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                     FIRST       SECOND      THIRD       FOURTH
                                                                    --------    --------    --------    --------
                                                                         (IN MILLIONS, EXCEPT PER SHARE DATA)
2000 QUARTERS:
      Revenues and sales (a) ....................................   $  100.1    $  114.3    $  119.1    $  130.7
      Operating loss ............................................      (23.3)      (16.3)      (22.2)      (34.4)
      Net loss attributable to common stockholders ..............      (52.9)      (47.2)      (54.7)      (67.2)
      Basic and diluted loss per common share ...................   $  (1.74)   $  (1.52)   $  (1.74)   $  (2.14)
1999 QUARTERS:
      Revenues and sales (a) ....................................   $   62.8    $   64.4    $   73.0    $   84.7
      Operating loss ............................................      (33.6)      (36.9)      (30.8)      (44.6)
      Net (loss) income attributable to common stockholders .....      (63.8)       60.6       (58.9)      (72.3)
      Basic (loss) earnings per common share ....................   $  (2.33)   $   2.19    $  (2.10)   $  (2.43)
      Diluted (loss) earnings per common share ..................      (2.33)       1.22       (2.10)      (2.43)
1998 QUARTERS:
      Revenues and sales (a) ....................................   $   36.4    $   41.6    $   46.2    $   54.8
      Operating loss ............................................      (36.0)      (34.2)      (41.1)      (60.9)
      Net loss attributable to common stockholders ..............      (57.7)      (57.8)      (66.7)      (88.6)
      Basic and diluted loss per common share ...................   $  (2.14)   $  (2.15)   $  (2.47)   $  (3.26)

----------------

(a) Revenues and sales have been restated for all quarters presented to reflect the Company's adoption of SAB 101 and EITF 99-19 as discussed in Note 2.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         VOICESTREAM WIRELESS CORPORATION
                                         --------------------------------
                                                  (Registrant)



Date    March 22, 2001                  By /s/ Alan R. Bender
     ------------------------             -------------------------------------
                                                    (Signature)
                                        Alan R. Bender, Executive Vice President

                                INDEX TO EXHIBITS

Exhibit No.        Description                                         Location
-----------        -----------                                         --------
23.1               Consent of Arthur Andersen LLP                      Filed herewith.